As filed with the Securities and Exchange Commission on January 19, 2012
File No. 001-35305

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 3
to
Form 10

General Form for Registration of Securities
Pursuant to Section 12(b) or 12(g) of
the Securities Exchange Act of 1934

Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	45-3355106
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2503 S. Hanley Road
St. Louis, MO 63144
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code:
(314) 644-7600

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Common Stock, par value $0.01 per share	New York Stock Exchange
Preferred stock purchase rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

TABLE OF CONTENTS

Signatures
EX-2.1
EX-2.3
EX-3.1
EX-4.1
EX-10.1
EX-10.2
EX-99.1

Information Required in Registration Statement

This Registration Statement on Form 10 incorporates by reference information contained in the information statement filed as Exhibit 99.1 hereto. The cross-reference sheet below identifies where the items required by Form 10 can be found in the information statement.

Cross-Reference Sheet between Information
Statement and Items of Form 10

Item No.	Item Caption	Location in Information Statement

1.	Business	See “Summary” beginning on page 7, “Risk Factors” beginning on page 19, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 63 and “Business” beginning on page 80.
1A.	Risk Factors	See “Risk Factors” beginning on page 19.
2.	Financial Information	See “Selected Historical Condensed Combined Financial Data” beginning on page 56, “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 58 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 63.
3.	Properties	See “Business — Manufacturing, Distribution and Administrative Facilities” on page 86.
4.	Security Ownership of Certain Beneficial Owners and Management	See “Security Ownership of Certain Beneficial Owners and Management” on page 103.
5.	Directors and Executive Officers	See “Corporate Governance and Management — Our Directors and Executive Officers” on page 90.
6.	Executive Compensation	See “Executive Compensation” beginning on page 96, “Corporate Governance and Management — Director Compensation” on page 94 and “Corporate Governance and Management — Compensation Committee Interlocks and Insider Participation” on page 94.
7.	Certain Relationships and Related Transactions, and Director Independence	See “Arrangements between Ralcorp and Post” beginning on page 45, “Certain Relationships and Related Party Transactions” on page 104 and “Corporate Governance and Management — Director Independence” on page 92.
8.	Legal Proceedings	See “Business — Legal Proceedings” on page 89.
9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	See “Listing and Trading of our Common Stock” on page 54 and “Dividend Policy” on page 55.
10.	Recent Sales of Unregistered Securities	None.
11.	Description of Registrant’s Securities to be Registered	See “Description of Capital Stock” beginning on page 107.
12.	Indemnification of Directors and Officers	See “Indemnification of Directors and Officers” on page 114.
13.	Financial Statements and Supplementary Data	See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 58 and “Index to Financial Statements” and the financial statements referenced therein beginning on page F-1.
14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	None.

Item No.	Item Caption	Location in Information Statement

15.	Financial Statements and Exhibits	(a) Financial Statements
See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 58 and “Index to Financial Statements” and the financial statements referenced therein beginning on page F-1.
(b) Exhibits
See below.

The following documents are filed as exhibits hereto:

Exhibit
No.	Description

2.1	Form of Separation and Distribution Agreement.†
2.2	Form of Transition Services Agreement.* †
2.3	Form of Employee Matters Agreement.†
3.1	Form of Amended and Restated Articles of Incorporation of Post Holdings, Inc.
3.2	Form of Certificate of Designations for Series A Junior Participating Cumulative Preferred Stock of Post Holdings, Inc.*
3.3	Form of Amended and Restated Bylaws of Post Holdings, Inc.*
4.1	Form of Shareholder Protection Rights Agreement, by and between Post Holdings, Inc. and Computershare Trust Company, N.A., as rights agent, which includes the form of right certificate as Exhibit A and the form of Certificate of Designations for Series A Junior Participating Cumulative Preferred Stock as Exhibit C.
10.1	Form of Tax Allocation Agreement.
10.2	Form of Shareholder’s and Registration Rights Agreement.
10.3	Form of Post Holdings, Inc. 2012 Long-Term Incentive Plan.*
10.4	Form of Management Continuity Agreement.*
10.5	Post Holdings, Inc. Deferred Compensation Plan for Non-Management Directors.*
10.6	Post Holdings, Inc. Deferred Compensation Plan for Key Employees.*
10.7	Form of Indemnification Agreement.*
10.8	Post Holdings, Inc. Executive Savings Investment Plan.*
10.9	Post Holdings, Inc. Supplemental Retirement Plan.*
21.1	List of Subsidiaries.*
99.1	Information Statement, subject to completion, dated January 19, 2011.

*	Previously filed.

†	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

Signatures

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

POST HOLDINGS, INC.

By:	/s/ G. A. Billhartz Name: G. A. Billhartz Title: Secretary

Date: January 19, 2012